Exhibit 3(ii)

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

TASCO HOLDINGS INTERNATIONAL, INC.

It is hereby certified that:

1. The certificate of incorporation of the corporation is hereby amended by striking out Articles One (1.) thereof and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the Corporation shall be Bio-Matrix Scientific Group, Inc.

2. The certificate of incorporation of the corporation is hereby amended by striking out Articles Four (4.) thereof and by substituting in lieu of said Article the following new Article:

“FOURTH. The total number of shares os stock which this corporation is authorized to issue is:

One Hundred Million (100,000,000) shares of Common Stock with a par value of $0.0001 each; and Twenty Million (20,000,000) shares of Preferred Stock with a par value of $0.0001 each.”

3. The amendments of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on August 22, 2006

/s/ David Koos

Corporate Secretary

David R. Koos